Exhibit 2.3

                         FIRST AMENDMENT
                                TO
               AGREEMENT AND PLAN OF REORGANIZATION

          THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "First Amendment"), dated as of January 21, 2000, is made by and between GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), and FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC., a Missouri corporation (the "Company").

                             RECITALS

          A. Gold Banc and the Company entered into an Agreement and Plan of Reorganization, dated as of October 19, 1999 (the "Original Agreement"), providing for the merger of the Company with and into Gold Banc (the "Merger").

          B. Gold Banc and the Company agree that it is in the best interests of the parties for Gold Banc to increase the exchange ratio by giving more shares of Gold Banc Common Stock to the Company shareholders as Merger consideration and for the Company to eliminate the condition to closing that the Average Gold Banc Stock Price is not less than $10.50.

          C. Gold Banc and the Company desire to amend the Original Agreement in the manner set forth in this First
Amendment (the Original Agreement, as amended by this First
Amendment, is referred to herein as the "Agreement").

                            AGREEMENT

          ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Original
Agreement.

          2.   REVISED EXCHANGE RATIO.  Section 2.7(b) of the
Original Agreement is hereby amended to read as follows:

               (b) Each outstanding share of Company Common Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof) shall be converted into 10.3552 shares (the "Exchange Ratio") of Gold Banc Common Stock. Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.
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          3.   CONFORMING CHANGE TO SECTION 2.7.  The last
sentence of Section 2.7, which immediately follows Section 2.7(b), shall be deleted.

          4.   DELETION OF WALK AWAY PRICE.  The text of Section
7.8 of the Original Agreement is hereby deleted in its entirety and the word "[Reserved]" is inserted in lieu thereof (with conforming changes to the table of contents).

          5. COMPLETION OF MERGER SECTION 11.1(B) is hereby amended by deleting the term "April 30" and replacing it with the term "May 31."

          6. MISCELLANEOUS. The parties to this First Amendment ratify and approve all of the remaining terms and provisions of the Original Agreement not specifically modified or amended in this First Amendment. In the event that any term or provisions of this First Amendment is inconsistent with the terms and provisions of the Original Agreement, the terms and provisions of this First Amendment shall control.

          7. COUNTERPARTS. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

          8. GOVERNING LAW. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.
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          IN WITNESS WHEREOF, the parties hereto have duly
executed this Agreement as of the date first above written.

                         GOLD BANC CORPORATION, INC.


                         By: /s/ Michael W. Gullion
                             Name : Michael W. Gullion
                             Title: President and Chief Executive Officer

ATTEST:


/s/ Keith E. Bouchey
Name:  Keith E. Bouchey
Title:  Secretary

                         FIRST BUSINESS BANCSHARES
                         OF KANSAS CITY, INC.


                         By: /s/ Frederick B. Poccia, Jr.
                             Name:  Frederick B. Poccia, Jr.
                             Title: President and Chief Executive Officer

ATTEST:


/s/ Gayle Matsuoka
Name: Gayle Matsuoka
Title: Secretary
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